EXHIBIT 99.1

AUTOBYTEL INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Irvine, CA—May 31, 2004—Autobytel Inc. (Nasdaq: ABTLE), a leading Internet automotive marketing services company, today announced the appointment of Michael Schmidt as Autobytel’s Executive Vice President and Chief Financial Officer.

Schmidt joined Autobytel in April 2004 as Senior Vice President, Finance, and was initially responsible for the Company’s financial planning and analysis. Since then, he spearheaded the integration of Car.com into the Autobytel business, following the Company’s acquisition of Stoneage Corporation. Additionally, he led, and has been responsible for, the implementation of the Company’s Sarbanes-Oxley compliance program. In November 2004, Schmidt assumed the functions of the Chief Financial Officer.

“I am very pleased to announce Mike’s appointment,” said Autobytel President and CEO Rick Post. “His impressive financial background, rigorous process discipline and deep experience in the online automotive arena will serve us well as we move the Autobytel business forward.”

Schmidt, who has twenty years of experience in financial management, brings comprehensive experience in all aspects of finance to the CFO position, including operations, investor relations, business development and team management. Schmidt previously served as CFO of Autoweb.com, Inc., now a subsidiary of Autobytel, where he helped guide strategic, tactical, and operational issues, including M&A, strategic negotiations, cost containment and investor relations for the then-publicly traded company.

“I welcome the opportunity to continue to work with this new management team in cementing a solid process foundation on which we can build and optimize the company’s potential,” said Schmidt.

Prior to joining Autobytel Schmidt was CFO and Executive Vice President of San Francisco-based Telephia Inc., a leading provider of performance information for the mobile telecommunications industry, where he played integral roles in M&A, fundraising, and investor relations. Schmidt spent a significant portion of his career with IMS Health (formerly a subsidiary of The Dun & Bradstreet Company), where he held various senior level finance and operational positions for this $1.4 billion global provider of information solutions to the pharmaceutical industry (NYSE: RX). He began his career in 1985 as a Certified Public Accountant with Ernst & Whinney.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTLE) a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel was the most visited new car buying and research destination in 2004, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel’s car-selling sites and lead management products are used by more of the nation’s top-100 e-dealers than any other program.

Contact:

Autobytel Inc.

Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362

(jenniferkl@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023

(melaniew@autobytel.com)